Exhibit 99.1
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This communication includes forward-looking statements. All statements other than statements of historical facts included in this communication, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this communication. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

BROADCAST TRANSCRIPT
Date      February 22, 2008
Time     02:00 PM — 02:30 PM
Station Bloomberg
Program On The Economy
PIMM FOX, anchor:
Now coming up next, we’re going to have a live conversation with—with, well, Tom Albanese, I guess, he’s right here. Tom Albanese, he is the CEO of Rio Tinto.
And Tom, I want to welcome you. Your company is currently the target of an unsolicited bid by BHP Billiton. You’ve been already quoted as saying the bid is not high enough. They’ve already raised it, I believe. Tell me, what’s your strategy right now, and are you still sticking to your plan that the price is not right?
Mr. TOM ALBANESE (Rio Tinto): Well, we have a very strong business. We’re one of the leaders in the mining sector and we’re enjoying as exceptionally strong market, as you would see, and certainly I’m watching on your screen today, higher prices for aluminum, higher prices for copper. We’re seeing higher prices for coal, people talking about higher prices for iron ore. All the things that we produce are basically being worth more and more as we go into 2008.
We already had record underlying earnings, record EBITDA, and record cash flow during 2007 and a stronger second half as compared to the first half, so we’re very confident about the value of the company and the value of our growth profile as we continue to build our business. And what we said, this is all about value and the BHP pre-conditional takeover offer did not even come close to addressing that value equation.
FOX: All right. Well, tell us, what would come close to addressing that equation given that you’ve made the distinction between BHP Billiton with, which oil perhaps as well as nickel and zinc, they might be doing better, but as you noted with iron ore, for example, you might be doing better. You might be in the sweet spot now. What kind of number are we talking about, Tom?

Mr. ALBANESE: Well, the businesses that Rio Tinto will be particularly strong in, for example, iron ore and aluminum, have a very positive forward outlook. And I think as time goes on, the value differential even expand further in favor of Rio Tinto with time. So I think there’s a lot of blue water between what they’ve presented and what we see as value.
FOX: All right. Can you give us any idea of how deep that blue water is? Can you put a number on it?
Mr. ALBANESE: No, it’s just—it’s a lot of space. And again, with time, our businesses continue to improve, our growth profile continues to look better, and our markets continue to look better vis-a-vis BHP Billiton.

FOX: Now, there’s been a—there have been reports in the press that we have aluminum company—corporation of China as well as Alcoa have perhaps taken a stake that might affect the BHP Billiton takeover attempt. Have you had conversations with the management of either of those two companies?
Mr. ALBANESE: Well, Chinalco investment in the Rio Tinto PLC and with a small component from Alcoa was unsolicited and it was unexpected. After the announcement, I first saw it when it came across the computer screen on the announcement, we did have a short meeting with the chairman of Chinalco and basically we were—we had a discussion and what we heard from him was the same thing that Chinalco had said publicly.
That is they like Rio Tinto, they see this as a strategic investment. They see this—they like the way the assets—they like the way the assets are being run and they don’t see—seek to influence management. They don’t seek a board seat and they would be making—or have made, I understand, a voluntary submission to the Australian FIRB.

FOX: And let me ask you, would a—final question—would a link-up with BHP, do you think that that would put too much power in the hands of one company when it comes to all of these commodities, such as iron ore, such as metallurgical coal as well as steam coal and a variety of other precious and semi-precious metals?
Mr. ALBANESE: Well, I think that BHP will be taking their pre-conditional offer through over 100 jurisdictions for investment approvals, for competition approvals. And again, I would see that that would be certainly part of the discussion there. But again, our focus on the BHP Billiton pre-conditional offer has been fully based entirely on the value equation.